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                                THE TORO COMPANY
                       ANNUAL MANAGEMENT INCENTIVE PLAN II

1. PLAN PURPOSE. The purpose of The Toro Company Annual Management Incentive Plan II (the "Plan") is to enhance stockholder value of The Toro Company (the "Company") by providing an annual incentive to reinforce achievement of the Company's performance goals ("Performance Goals"); to link a significant portion of a participating officer's annual compensation to the achievement by the Company, and in certain cases, a division or individual, of Performance Goals; to attract, motivate and retain officers on a competitive basis by making awards based on annual achievement of Performance Goals ("Annual Performance Awards"); and to encourage selected officers to acquire and retain shares of the Common Stock, par value $1.00 per share, and related Preferred Share Purchase Rights of the Company ("Common Stock").

2. ELIGIBILITY AND PARTICIPATION. Within the first 90 days of each fiscal year, or before the first 25% of a shorter performance period has elapsed, the Compensation Committee (the "Committee") shall select as recipients of Annual Performance Awards ("Plan Participants") those officers of the Company who, through their position or performance, can have a significant, positive impact on the Company's financial results. Plan Participants are designated to participate in the Plan for one fiscal year, but may be renominated and selected again. Newly-hired and newly-promoted officers may be selected as Plan Participants after the first 90 days of a fiscal year subject to the provisions of this paragraph and subparagraph 4.a. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor provisions under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

3.  AWARD AMOUNTS.

    a. TARGET PAYOUT. The target amount that may be paid with respect to an Annual Performance Award (the "Target Payout") shall be determined by the Committee and shall be based on a percentage of a Plan Participant's actual annual base salary at the time of grant ("Participation Factor"), within the range established by this subparagraph and subject to adjustment as provided in the last sentence of this subparagraph. The Participation Factors, which are intended to reflect a Plan Participant's level of responsibility, are up to 60% for the Chairman and Chief Executive Officer, up to 55% for the President and Chief Operating Officer if one should be elected, up to 50% for other elected officers and up to 45% for other officers. The Chief Executive Officer may approve modifications to the foregoing Participation Factors for any participant who is not a person referred to in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the regulations thereunder ("Section 162(m)"), if such modification is based on level of responsibility. The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at less than the Target Payout.

    b. MAXIMUM PAYOUT. The Committee may also establish a maximum potential payout amount (the "Maximum Payout") with respect to an Annual Performance Award of up to 200% of the Target Payout in the event Performance Goal targets are exceeded by an amount established by the Committee at the time Performance Goals are established. The Committee may establish curves, matrices or other measurements for prorating the amount of payouts for achievement of Performance Goals at greater than the Target Payout but less than the Maximum Payout.

    c. DIVISION PAYOUT. At the time an Annual Performance Award is made, the Committee may establish supplemental division-specific Performance Goals ("Supplemental Division Performance Goals") and may provide that achievement of a Supplemental Division Performance Goal at or above an established target level shall be required in order to earn a Target Payout or Maximum Payout. The Committee shall also have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the division payout formula to a division vice president or general manager based on the Committee's evaluation of the quality of division performance.
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    d.  STRATEGIC PERFORMANCE MEASURE PAYOUT. At the time an Annual Performance
        Award is made, the Committee may increase the Target Payout and the Maximum Payout (as either may be prorated in accordance with subparagraphs 3.a. and 3.b.) by up to 20% but to not more than 200% of the Target Payout, for selected Plan Participants ("Strategic Performance Participants"), to reflect individual strategic performance measures ("SPM Performance Goals") established at that time by the Committee. The Committee shall have the discretion to reduce by an amount up to 20% the amount that would otherwise be paid under the payout formula to a Strategic Performance Participant based on the Committee's evaluation of the individual's achievement of the SPM Performance Goal.

    e. SECTION 162(m) MAXIMUM. With respect to any Plan Participant who is or may become a person referred to in Section 162(m), the maximum dollar amount that may be paid under an Annual Performance Award shall be set at the time the Committee grants the award and establishes Performance Goals under the award, and the Committee shall have the discretion to decrease an award payment, but may not under any circumstances increase such amount. Notwithstanding any other provision of this Plan, the maximum dollar amount a Plan Participant may be paid under an Annual Performance Award, whether in cash or Common Stock or Common Stock units, with respect to any fiscal year is $1,500,000. The Committee may, in its discretion, decrease this maximum, but may not, under any circumstances, increase this maximum.

4.  PERFORMANCE GOALS.

    a. ESTABLISHMENT. An award payment under an Annual Performance Award shall be made to a Plan Participant only if the Company, a division and/or the individual participant achieves Performance Goals established by the Committee in writing not later than 90 days after the commencement of the fiscal year to which the Performance Goal relates, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

    b. PERFORMANCE GOAL CRITERIA. Performance Goals to be established under subparagraph 4.a. shall be based on revenue, revenue growth, cost of goods sold, earnings per share (EPS), earnings growth, return on average net assets (ROANA), return on average total assets, return on average current assets, return on equity, average net asset dollar level, average current asset turns, average net asset turns, average inventory asset turns, division profit adjustment, division controllable profit contribution, division average asset dollars, economic value added, controllable value added, product innovation, asset management, customer satisfaction scores, customer care and fill rate. Supplemental Division Performance Goals for division participants that may be established under subparagraph 4.a. may be based on any of the foregoing and/or on division specific operating performance goals including sustained earnings, product warranty experience, product recalls or inventory levels. SPM Performance Goals that may be established under subparagraph 4.a. may be based on quantitative or qualitative factors, and may include, but are not limited to, aggressive revenue growth, sustained earnings initiative, warranty experience, product recalls, field inventory, acquisition experience, customer satisfaction (determined by such measurements as product innovation, asset management, product quality, warranty, on-time delivery, after-market service, customer care or customer satisfaction scores or survey results), inventory reduction and inventory turnover or any of the other Performance Goals listed in this paragraph. Each Performance Goal is to be specifically defined by the Committee on a Company, division or individual basis and/or in comparison with peer group performance.


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5.  PAYMENTS. Before any payment is made under the Plan, the Committee must certify in writing, as reflected in the minutes, that the Performance Goals established with respect to an Annual Performance Award have been achieved. To the extent necessary with respect to any fiscal year, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a Performance Goal has been achieved without regard to the effect on the Performance Goal measure, as it may otherwise be presented in the financial statements, of any change in accounting standards, any acquisition by the Company not planned for at the time the Performance Goals are established or any Board-approved extraordinary or non-recurring event or item.

6.  STOCK RETENTION PROVISIONS.

    a. ELIGIBILITY FOR STOCK RETENTION AWARD. Subject to the terms and conditions of this paragraph 6 (the "Stock Retention Provisions"), at the time the Committee selects Plan Participants, the Committee may grant to selected Plan Participants ("Stock Participants") a right (a "Stock Retention Award") to elect (i) to convert to shares of Common Stock or (ii) to defer, through The Toro Company Deferred Compensation Plan for Officers (the "Officers Deferred Plan"), into units having a value based on shares of Common Stock, up to 50% of the amount of an award payment under an Annual Performance Award ("Base Cash Award") and to receive additional incentive compensation in the form of one additional share or unit of Common Stock for every two shares or units acquired upon conversion of the Base Cash Award, up to the 50% limit (the "Matching Shares" or "Matching Units"). The shares or units acquired upon conversion of the Base Cash Award shall be retained by the Company during the vesting periods for the Matching Shares or Units described in subparagraph 6.e. Shares of Common Stock issued under the Stock Retention Provisions shall be called "Retained Shares" and units of Common Stock deferred under the Officers Deferred Plan shall be called "Retained Units."

    b. NUMBER OF SHARES OR UNITS. The number of Retained Shares or Retained Units to be issued or credited upon conversion shall be equal to the dollar amount of the portion of the Base Cash Award subject to the election, divided by the fair market value of the Common Stock on the date that the Committee makes the certification required under paragraph 5 of this Plan. Fair market value shall be the 4 p.m. Eastern Time closing price of one share of Common Stock, as reported by the New York Stock Exchange. Retained Shares shall be issued in whole shares only and cash shall be paid for fractional shares.

    c.  ELECTION TO EXERCISE STOCK RETENTION AWARD.


        i. On or before the December 31 immediately preceding the end of the fiscal year to which a Stock Retention Award relates, a Stock Participant who wishes to convert a portion of a Base Cash Award into deferred compensation Retained Units shall notify the Company in writing that he or she has elected to participate in the Stock Retention Provisions and shall specify the percentage of the Base Cash Award to be converted, up to the 50% limit, except as otherwise provided in the Officers Deferred Plan with respect to any year in which that plan is materially amended or the first year in which a Stock Participant becomes eligible to participate in the Stock Retention Provisions.

        ii. On or before the September 15 immediately prior to the last day of the fiscal year to which a Stock Retention Award relates, a Stock Participant who has not elected to convert the maximum permissible portion of the Base Cash Award into Retained Units and who wishes to convert the portion of the Base Cash Award not yet subject to an election under paragraph 6.c.i. into Retained Shares shall notify the Company in writing that he or she has elected to participate in the Stock Retention Provisions and shall specify the percentage of the Base Cash Award to be converted.


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        iii. An election to participate is effective only for the fiscal year to which the Stock Retention Award relates.

        iv. A Stock Participant who terminates employment, dies, retires at or after age 65, elects early retirement at or after age 55 or becomes permanently disabled and unable to work during the fiscal year to which a Stock Retention Award relates shall not be eligible to participate in the Stock Retention Provisions for that fiscal year, and any Stock Retention Award for that year and any election made by the Stock Participant shall be canceled automatically as of the date of any such event.

    d. MATCHING SHARES OR UNITS. As soon as practical following the conversion of a Base Cash Award to Retained Shares or Retained Units, the Company shall issue one Matching Share or credit one Matching Unit for each two Retained Shares or Retained Units acquired upon conversion. Matching Shares shall be held by the Company for the Stock Participant's account. Matching Shares shall be issued in whole shares only and cash shall be paid for fractional shares.

    e.  VESTING, DELIVERY AND DISTRIBUTION.

        i.  Vesting.

            A. Retained Shares and Retained Units are fully vested at the time of issuance or crediting.

            B. Matching Shares and Matching Units held or credited by the Company shall be forfeitable until they vest and shall vest in increments of 25% of the total number of such Matching Shares or Units at the end of each of the second, third, fourth and fifth years after the date such Matching Shares or Units are issued or credited, provided that such Matching Shares or Units shall vest only if the Stock Participant's Retained Shares or Units have been left on deposit with the Company through the requisite two, three, four and five year periods and all other requirements of the Plan have been met, except as may otherwise be provided in subparagraph 6.f.

        ii. Delivery.

            A. Retained Shares and Matching Shares will be delivered as soon as possible after the applicable vesting requirements (including accelerated vesting under subparagraph 6.f.) have been fulfilled. In the event vesting requirements are not fulfilled, Retained Shares will be returned to a Stock Participant as soon as possible.

            B. Retained Units and Matching Units that have vested will be distributed to a Stock Participant consistent with a Stock Participant's distribution election properly made in accordance with the provisions of the Officers Deferred Plan.

    f.  VESTING AND CANCELLATION UNDER SPECIAL CONDITIONS.

        i. Retirement or Disability. Notwithstanding the foregoing, all Matching Shares or Units held in a Stock Participant's account shall vest in full if the participant retires on or after age 65 or becomes permanently disabled and unable to work. Notwithstanding the foregoing, if within one year after such retirement the Stock Participant (A) is employed or retained by or renders service to any organization that, directly or indirectly, competes with or becomes competitive with the Company, or if the rendering of such services is prejudicial or in conflict with the interests of the Company, or
            (B) violates any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights with the Company, or (C) engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company, the Company may rescind or restrict such early vesting or withhold or have the right to the return of the economic value of the Matching


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            Shares or Units which vested early under this subparagraph;
            provided, however, that this provision shall not be applicable in the event of a Change of Control.

        ii. Early Retirement. Matching Units held in the account of a Stock Participant who retires at or after age 55, but before age 65, shall vest or be forfeited in accordance with the provisions of the Officers Deferred Plan. A Stock Participant who retires at or after age 55, but before age 65, may elect at anytime to have Retained Shares then on deposit with the Company delivered and to forfeit Matching Shares that have not yet vested. If the Stock Participant does not make this election, Retained Shares and Matching Shares shall remain on deposit until the participant reaches age 65 or until the applicable vesting requirements of subparagraph 6.e. have been fulfilled, as the case may be, and Matching Shares shall vest upon the occurrence of the earlier of such event. Notwithstanding the foregoing, if within one year after such retirement the Stock Participant (A) is employed or retained by or renders service to any organization that, directly or indirectly, competes with or becomes competitive with the Company, or if the rendering of such services is prejudicial or in conflict with the interests of the Company, or
            (B) violates any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights with the Company, or (C) engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company, the Company may rescind or restrict such vesting or withhold or have the right to the return of the economic value of the Matching Shares or Units which vested after the date of early retirement under this subparagraph; provided, however, that this provision shall not be applicable in the event of a Change of Control.

        iii. Early Withdrawal. In the event that a Stock Participant elects to withdraw Retained Shares or Units from the account prior to age 65, but before the applicable vesting requirements have been fulfilled, Matching Shares or Units held in such participant's account that have not vested shall not vest and shall be forfeited.

        iv. Death. In the event of the death of a Stock Participant before the applicable vesting requirements have been fulfilled, the Matching Shares or Units shall vest in full.

        v. Voluntary Resignation. In the event that a Stock Participant resigns voluntarily, Matching Shares or Units held in such participant's account that have not yet vested shall not vest and shall be forfeited, unless otherwise determined by the Chairman of the Committee, in his or her discretion, upon recommendation by the Chief Executive Officer of the Company.

        vi. Change of Control. All Matching Shares and Matching Units shall vest if there is a Change of Control of the Company.

            Change of Control means:

                (A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of either (A) the then-outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subparagraph (A), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction that complies with clauses (a), (b) and (c) of subparagraph (C) of this subparagraph 8.f.vi.; or


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                (B) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                (C) Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                (D) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

    g. TEMPORARY WITHDRAWAL FOR OPTION EXERCISE. A Stock Participant may temporarily withdraw all or a portion of Retained Shares held in the participant's account, but not Matching Shares or Retained or Matching Units, in order to exercise Company stock options, provided that an equal number of shares of Common Stock is promptly redeposited with the Company after such exercise.

    h. DIVIDENDS AND VOTING. Dividends on Retained and Matching Shares may at the election of the Stock Participant be paid to such participant or reinvested under the Company's dividend reinvestment plan as then in effect. Dividends on Retained and Matching Units shall be credited under the Officers Deferred Plan, in additional units based on the fair market value of one share of the Common Stock on the dividend payment date. A Stock Participant shall have the right to vote Retained and Matching Shares.


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    i.  MAXIMUM SHARES SUBJECT TO STOCK RETENTION AWARDS. Subject to the
        provisions of this subparagraph and paragraph 3.e. hereof, the number of shares of Common Stock reserved and available for issuance pursuant to Stock Retention Awards under the Plan is 100,000. Shares of Common Stock that may be issued hereunder may be authorized but unissued shares, reacquired or treasury shares or outstanding shares acquired in the market or from private sources or a combination thereof. In the event of a corporate transaction involving the Company, the Common Stock or the Company's corporate or capital structure, including but not limited to any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, reclassification, split-up, spin-off, combination or exchange of shares, or a sale of the Company or of all or part of its assets or any distribution to stockholders other than a normal cash dividend, the Committee shall make such proportional adjustments as are necessary to preserve the benefits or potential benefits of the Stock Retention Awards. Action by the Committee may include all or any of adjustment in
        (i) the maximum number and kind of securities subject to the Plan as set forth in this paragraph; (ii) the maximum number and kind of securities that may be made subject to Stock Retention Awards for any individual as set forth in paragraph 3.e.; (iii) the number and kind of securities subject to any outstanding Stock Retention Award; (iv) the conversion price of a Stock Retention Award, without any change in the aggregate price to be paid therefor; and (v) any other adjustments that the Committee determines to be equitable.

    j. TAX WITHHOLDING. The Company shall have the right to deduct from any settlement made under the Plan or to require the participant to pay the amount of any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, vesting, payment or settlement of an award under this Plan, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock shall be valued at its fair market value as of the date it is withheld or surrendered. The Company may also deduct from any award settlement any other amounts due the Company by the Plan Participant.

7. NON-TRANSFERABILITY. Neither Annual Performance Awards, Stock Retention Awards, Retained Shares, Matching Shares, Retained Units, Matching Units nor any interest in any one of such awards or shares or units or benefits may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the Retained and Matching Shares are held by the Company or the Retained and Matching Units have not been distributed in accordance with the Officers Deferred Plan, and any sale, pledge, assignment or other attempted transfer shall be null and void.

8. ADMINISTRATION. The Committee shall have the authority to administer the Plan; establish policies under the Plan; amend the Plan, subject to the provisions of paragraph 10; interpret provisions of the Plan; select Plan Participants and Stock Participants; establish Performance Goals; make Annual Performance Awards and Stock Retention Awards; or terminate the Plan, in its sole discretion. The Committee may delegate certain of these activities and all decisions not required to be exercised by it under
    Section 162(m) or Section 16 of the Exchange Act, as it solely determines. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders, Plan Participants and Stock Participants.

9. GOVERNING LAW. The Plan, awards granted under the Plan, agreements entered into under the Plan, Retained or Matching Shares and Retained or Matching Units shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan or an award or agreement or shares or units to the substantive law of another jurisdiction.


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10. PLAN AMENDMENT AND TERMINATION. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Plan Participants, provided that no amendment to the Plan shall be effective that would increase the maximum amount payable under paragraph 3.e. to a Plan Participant who is a person referred to in Section 162(m); that would change the Performance Goal criteria applicable to a Plan Participant who is a person referred to in Section 162(m) for payment of awards stated under paragraph 4; or that would modify the requirements as to eligibility for participation under paragraph 2, unless the stockholders of the Company shall have approved such change in accordance with the requirements of Section 162(m). No amendment, modification or termination of the Plan may adversely affect in a material manner any right of any Plan Participant with respect to any Performance Share Award theretofore granted without such participant's written consent.

11. EFFECTIVE DATE OF THE PLAN AND AMENDMENTS. The Plan first became effective on November 1, 1995. Any amendment to the Plan shall be effective on the date established by the Committee, subject to stockholder approval, if required under the provisions of paragraph 10.


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